Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SALES AND PURCHASE AGREEMENT BETWEEN

BITMAIN Technologies Limited ("BITMAIN")

AND

LM Funding America, Inc. ("Purchaser")

This sales and purchase agreement (this "Agreement") is made on 2022-08-31 by and between BITMAIN Technologies Limited ("BITMAIN") (Company number: 2024301), with its registered office at 11/F., Wheelock House, 20 Pedder Street, Central, Hong Kong, and LM Funding America, Inc. (the "Purchaser") (UEN: 47-3844457), with its principal place of business at 1200 West Platt St, Ste 100. Tampa, Florida 33609.

BITMAIN and the Purchaser shall hereinafter collectively be referred to as the "Parties", and individually as a "Party".

Whereas:

1.
Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.
2.
Purchaser has purchased the Products through the website of BITMAIN (i.e., https://shop. bitmain.com/, similarly hereinafter) for many times, and is familiar with the purchase order processes of BITMAIN's website.
3.
Based on the above consensus, the Purchaser is willing to purchase and BITMAIN is willing to supply cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1.
Definitions and Interpretations

The following terms, as used herein, have the following meanings:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; "Person" means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and "Control" means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms "Controlled" and "Controlling" have meanings correlative to the foregoing.

"Applicable Law" means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule,

directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

"Bank Account" means the bank account information of BITMAIN provided in Appendix A of this Agreement.

"Force Majeure" means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

"Intellectual Property Rights" means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

"Order" means the Purchaser's request to BITMAIN for certain Product(s) in accordance with this Agreement.

"Product(s)" means the merchandise that BITMAIN will provide to the Purchaser in accordance with this Agreement.

"Total Purchase Price" means the aggregate amount payable by the Purchaser as set out in Appendix A of this Agreement.

"Warranty Period" means the period of time that the Product(s) are covered by the warranty granted by BITMAIN or its Affiliates in accordance with Clause 7 of this Agreement.

"Warranty Start Date" means the date on which the Product(s) are delivered to the carrier.

Interpretations:

i)
Words importing the singular include the plural and vice versa where the context so requires.

ii)
The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

iii)
References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.
iv)
Unless specifically stated otherwise, all references to days shall mean calendar days.
v)
Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

2.
Sales of Product(s)

BITMAIN will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4, Clause 5 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1.
Both Parties agree that the Product(s) shall be sold in accordance with the following steps:

(i)
The Purchaser shall place Order through BITMAIN's website or through other methods accepted by BITMAIN, and such Order shall constitute an irrevocable offer to purchase specific Product(s) from BITMAIN.
(ii)
After receiving the Order, BITMAIN will send an order receipt confirmation email to the Purchaser. The Purchaser's Order will be valid for a period of twenty-four (24) hours after its placement, and upon expiration of such period, BITMAIN will have the right to cancel the Order at its sole discretion if the Purchaser fails to pay the down payment in accordance with Appendix A of this Agreement.
(iii)
The Purchaser shall pay the Total Purchase Price in accordance with Appendix A of this Agreement.
(iv)
Upon receipt of the Total Purchase Price, BITMAIN will provide a payment receipt to the Purchaser.
(v)
BITMAIN will send a shipping confirmation to the Purchaser after it has delivered the Product(s) to the carrier, and the Order shall be deemed accepted by BITMAIN upon BITMAIN's issuance of the shipping confirmation.

2.2.
Both Parties acknowledge and agree that the order receipt confirmation and the payment receipt shall not constitute nor be construed as BITMAIN' s acceptance of the Purchaser's Order, but mere acknowledgement of the receipt of the Order and the Total Purchase Price.

2.3.
Both Parties acknowledge and agree that in case of product unavailability, BITMAIN shall have the right to cancel the Order after it has issued the order receipt confirmation, the payment receipt or the shipping confirmation without any penalty or liability.

2.4.
The Purchaser acknowledges and confirms that the Order is irrevocable and cannot be cancelled by the Purchaser, and that the Product(s) ordered are neither returnable nor refundable. All sums paid by the Purchaser to BITMAIN shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason. Down payment and payment of Total Purchase Price are not refundable, save as otherwise mutually agreed by the Parties.

3.
Prices and Terms of Payment

3. I The Total Purchase Price (inclusive of any tax payable) shall be paid in accordance with the payment schedule set forth in Appendix B of this Agreement.

3.2 In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price before the prescribed deadlines and fails to make a written request to BITMAIN no less than five (5) business days prior to the prescribed deadline and obtain BITMAIN's written consent, BITMAIN shall be entitled to request the Purchaser to pay a reasonable liquidated damage (not a penalty) of 20% of the purchase price of such batch of Products within sixty (60) days. In the event that the Purchaser fails to pay the aforementioned Purchase Price after the expiration of the time limit, BITMAIN shall be entitled to terminate this Agreement. If there are any remaining balance of the Purchaser after deducting the liquidated damage, such remaining balance shall be refunded to the Purchaser free of any interest. If the Purchaser fails to pay the down payment on a timely basis and BITMAIN has arranged production or procurement, BITMAIN shall be entitled to request the Purchaser to be responsible for the loss related to such production or procurement and the liability of the Purchaser shall be no less than 20% of the Total Purchase Price.

3.3 The Parties understand and agree that the Total Purchase Price is inclusive of the insurance (as set forth in Article 2 of Appendix I) fee and applicable bank transaction fee, but is exclusive of the logistics costs of shipping from BITMAIN's factory to the designated place of the Purchaser, relevant maintenance or other applicable costs of the Purchaser to purchase the Product(s), and any and all applicable import duties, taxes and governmental charges. The Purchaser shall pay or reimburse BITMAIN for all taxes levied on or assessed against the amounts payable hereunder (including, without limitation, any sales, use, value added, VAT, GST, PST or other taxes of a similar nature imposed by any federal, state or local taxing authority). If any payment is subject to withholding, the Purchaser shall pay such additional amounts as necessary, to ensure that BITMAIN receives the full amount it would have received had payment not been subject to such withholding. Except for the fees explicitly agreed in this Agreement which shall be borne by BITMAIN, any other fees not included in the Total Purchase Price shall be borne by the Purchaser. Pursuant to the relevant tax-related laws and regulations, the Parties are responsible for their own tax expenses related to this Agreement in accordance with their own tax payment obligations.

4.
Product Discount

Based on the sales results and sales strategy, BITMAIN is willing to offer the following discount as set forth in clause 4.2:

4.1.
With respect of the signing of this Agreement, BITMAIN offers the following discount to the Purchaser:

4.1.1.
The Products under this Agreement consists of (5) batches and the discount amount of each batch shall be calculated separately.

4.1.2.
BITMAIN may provide different discounts to the Purchaser based on the actual amount of the prepayment and the payment time.

Discount Amount= Amount of prepayment* 0.00% * Number of months prepaid. The amount of prepayment shall be calculated at the end of each month. The number of months prepaid shall be calculated from the month of payment without counting the month of delivery.If delivery is delayed, such delayed months shall not be counted in and the agreed delivery date shall prevail. For clarification, the payment date shall be the date as evidenced in the remittance copy of such payment, and the discount term shall be calculated when the respective amounts under this Agreement have been received by BITMAIN in full and without further consideration of the remaining amount.

Payment schedules may be further adjusted in accordance with the actual situations.

4.1.3.
If the Purchaser fails to make the payments on time, the discount applicable to such batch shall be cancelled.

4.2.
No discount will be offered by BITMAIN to the Purchaser.

4.3.
BITMAIN shall offer [0.00%] discount to the Purchaser.

5.
Shipping of Product(s)

5.1.
BITMAIN shall deliver the Products in accordance with the shipping schedule to the first carrier or the carrier designated by the Purchaser.

5.2.
Subject to the limitations stated in Appendix A, the terms of delivery of the Product(s) shall be CIP (carriage and insurance paid to (named place of destination) according to Incoterms 2010) to the place of delivery designated by the Purchaser. Once the Product(s) have been delivered to the carrier,

BITMAIN shall have fulfilled its obligation to supply the Product(s) to the Purchaser, and the title and risk of loss or damage to the Product(s) shall pass to the Purchaser.

5.3.
In the event of any discrepancy between this Agreement and BITMAIN's cargo insurance policy regarding the insurance coverage, the then effective BITMAIN cargo insurance policy shall prevail, and BITMAIN shall be required to provide the then effective insurance coverage to the Purchaser.

5.4.
If BITMAIN fails to deliver the Products after thirty (30) days after the prescribed deadline, the Purchaser shall be entitled to cancel the Order of such batch of Products and request BITMAIN to refund the price of such undelivered batch of Products together with an interest at 0.0333% per day for the period from the next day of each payment of the price of such batch of Products to the date immediately prior to the request. In the event that the Purchaser does not cancel the Order of the undelivered batch of Products and requests BITMAIN to perform its delivery obligation, BITMAIN shall continue to perform its delivery obligation and compensate the Purchaser in accordance with Clause 5.5 of this Agreement.

5.5.
If BITMAIN postpones the shipping schedule of the Products and the Purchaser does not cancel the Order, BITMAIN shall make a compensation to the Purchaser on daily basis, the amount of which shall equal to 0.0333% of the price of such undelivered batch of Products, which compensation shall be made in the form of delivery of more rated hashrate. Amount less than one unit of Product shall be credited to the balance of the Purchaser in the user system on BITMAIN's official website, which shall be viewable by the Purchaser.

5.6.
There are (5) batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of the Purchaser in respect of other batches. The Purchaser shall not be entitled to terminate this Agreement solely on the ground of delay of delivery of a single batch of Products.

5.7.
The Purchaser shall choose the following shipping method:

lllShipping by BITMAIN via Fedex/DHL/UPS/other logistics company □Self-pick

Note: Logistics costs shall be borne by the Purchaser. BITMAIN may collect payments on behalf of the services providers and issue services invoices if the Purchaser requests BITMAIN to send the Products.

5.8.
BITMAIN shall not be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to the carrier, the customs, and the import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Product(s) for any reason whatsoever.

5.9.
BITMAIN shall not be responsible and the Purchaser shall be fully and exclusively responsible for any loss of Product(s), personal injury, property damage, other damage or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation from BITMAIN to the Purchaser.

5.
I 0. BITMAIN has the right to discontinue the sale of the Product(s) and to make changes to its Product(s) at any time, without prior approval from or notice to the Purchaser.

5. I I. If the Product(s) is rejected and/or returned back to BITMAIN because of any reason and regardless of the cause of such delivery failure, the Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless BITMAIN against any and all related expenses, fe'es, charges and costs incurred, arising out of or incidental to such rejection and/or return (the "Return Expense"). Furthermore, if the Purchaser would like to ask for BITMAIN's assistance in redelivering such Product(s) or assist in any other manner, and if BITMAIN at its sole discretion decides to provide this assistance, then in addition to the Return Expense, the Purchaser shall also pay BITMAIN an administrative fee in accordance with BITMAIN's then applicable internal policy.

5.I 2. If the Purchaser fails to provide BITMAIN with the delivery place or the delivery place provided by the Purchaser is a false address or does not exist, or the Purchaser reject to accept the Products, any related costs occurred (including storage costs, warehousing charge and labor costs) shall be borne by the Purchaser. BITMAIN may issue the Purchaser a notice of self-pick-up and ask the Purchaser to pick up the Products itself. BITMAIN shall be deemed to have completed the delivery obligation under this Agreement after two (2) business days following the issue of the self pick-up notice. After thirty (30) days of the self-pick-up notice, the Purchaser shall be entitled to deal with the Products in any manner as it deems appropriate.

5 .13. The Purchaser shall inspect the Products within two (2) days (the "Acceptance Time") after receiving the Products (the date of signature on the carrier's delivery voucher shall be the date of receipt), if the Purchaser does not raise any written objection within the agreed Acceptance Time, the Products delivered by BITMAIN shall be deemed to be in full compliance with the provisions of this Agreement.

6.
Customs
6.1.
BITMAIN shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances for the export of the Product(s) that are required to be obtained by BITMAIN or the carrier under Applicable Laws.

6.2.
The Purchaser shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Product(s) to the country of delivery as indicated in the shipping information. that are required to be obtained by the Purchaser or the carrier under Applicable Laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Product(s).

6.3.
As far as permitted by laws, except for the Warranty as set forth in Section 7 of the Agreement, BITMAIN provides no other warranty, explicit or implied, in any form, including but not limited to the warranty of the marketability, satisfaction of the quality, suitability for the specific purpose, not infringing third party's right, etc. In addition, BITMAIN shall not be responsible for any direct, specific, incidental, accidental or indirect loss arising from the use of the Product(s), including but not limited to the loss of commercial profits.

6.4.
BITMAIN shall not be liable for any loss caused by:

(i)
failure of the Purchaser to use the Product(s) in accordance with the manual, specifications, operation descriptions or operation conditions provided by BITMAIN in writing;
(ii)
the non-operation of the Product(s) during the replacement/maintenance period or caused by other reasons;
(iii)
confiscation, seizure, search or other actions taken by government agencies such as customs.

7.
Warranty

7.1.
The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser's sole and exclusive remedy, and BITMAIN's entire liability, will be to repair or replace, at BITMAIN's option, the defective part

/component of the Product(s) or the defective Product(s) at no charge to the Purchaser. If the Purchaser requires BITMAIN to provide any warranty services, the Purchaser shall create a maintenance order on BITMAIN's website during the Warranty Period (the time of creation of the maintenance order shall be determined by the display time of such order on BITMAIN's website) and send the Product to the place designated by BITMAIN within the time limit required by BITMAIN. Otherwise, BITMAIN shall be entitled to refuse to provide the warranty service.

7.2.
The Parties acknowledge and agree that the warranty provided by BITMAIN as stated in the preceding paragraph does not apply to the following:

(i)
normal wear and tear;
(ii)
damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(iii)
damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;
(iv)
damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;
(v)
damage caused by operator error, or non-compliance with instructions as set out in accompanying documentation;
(vi)
alterations by persons other than BITMAIN, associated partners or authorized service facilities;
(vii)
Product(s), on which the original software has been replaced or modified by persons other than BITMAIN, associated partners or authorized service facilities;
(viii)
counterfeit products;
(ix)
damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;
(x)
damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;
(xi)
failure of the Product(s) caused by usage of products not supplied by BITMAIN; and
(xii)
hash boards or chips are burnt.

In case the warranty is voided, BITMAIN may, at its sole discretion, provide repair service to the Purchaser, and the Purchaser shall bear all related expenses and costs.

7.3.
Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by BITMAIN do not guarantee any cryptocurrency mining time and, BITMAIN shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). BITMAIN does not warrant that the Product(s) will meet the Purchaser's requirements or the Product(s) will be uninterrupted or error free. Except as provided in Clause 7.1 of this Agreement, BITMAIN makes no warranties to the Purchaser with respect to the Product(s), and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

7.4. In the event of any ambiguity or discrepancy between this Clause 7 of this Agreement and BITMAIN's After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy. Please refer to the website of BITMAIN for detailed terms of warranty and after-sales maintenance. BITMAIN has no obligation to notify the Purchaser of the update or modification of such terms.

7.5. During the warranty period, if the hardware product needs to be repaired or replaced, the Purchaser shall bear the logistics costs of shipping the Product to the address designated by BITMAIN. and BIT MAIN shall bear the logistics costs of shipping back the repaired or replaced Product to the address designated by the Purchaser. The Purchaser shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by the Purchaser and all and any risks of loss or damage to the Product, or the parts or components of the Products during the transportation period (including the transportation period when the product is sent to BITMAIN and returned by BITMAIN to the Purchaser).

8.
Representations and Warranties

The Purchaser makes the following representations and warranties to BITMAIN:

8.1.
It has the full power and authority to own its assets and carry on its businesses.

8.2.
The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

8.3.
It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

8.4.
The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)
any Applicable Law;
(ii)
its constitutional documents; or
(iii)
any agreement or instrument binding upon it or any of its assets.

8.5.
All authorizations required or desirable:
(i)
to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;
(ii)
to ensure that those obligations are legal, valid, binding and enforceable; and
(iii)
to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

8.6.
It is not aware of any circumstances which are likely to lead to:

(i)
any authorization obtained or effected not remaining in full force and effect;

(ii)
any authorization not being obtained, renewed or effected when required or desirable; or
(iii)
any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

8.7.
(a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or Singapore ("Sanctions"), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

8.8.
All information supplied by the Purchaser is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

9.
Indemnification and Limitation of Liability

9. I . The Purchaser shall, during the term of this Agreement and at any time thereafter, indemnify and save BITMAIN and/or its Affiliates harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to the Products pursuant to this Agreement.

9.2.
Notwithstanding anything to the contrary herein, BITMAIN and its Affiliates shall under no circumstances, be liable to the Purchaser for any consequential loss, or loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and the Purchaser hereby waives any claim it may at any time have against BITMAIN and its Affiliates in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

9.3.
BITMAIN and its Affiliates' cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the down payment actually received by BITMAIN from the Purchaser for the Product(s).
9.4.
The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. BITMAIN specifically disclaims any express or implied warranty of fitness for any of the above described application and any such use shall be at the Purchaser's sole risk.

9.5.
The above limitations and exclusions shall apply (1) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (2) whether or not BITMAIN has been advised of the possibility of such damages. This Clause allocates the risks under this Agreement and BITMAIN's pricing reflects this allocation of risk and the above limitations.

10.
Distribution

IO.I. This Agreement does not constitute a distributor agreement between BITMAIN and the Purchaser. Therefore, the Purchaser is not an authorized distributor of BITMAIN.

I 0.2. The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of BITMAIN or BITMAIN (Antminer) or any similar terms, or perform any act that will cause it to be construed as an authorized distributor of BITMAIN or BITMAIN (Antminer). As between the Purchaser and BITMAIN, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Product(s) for the Purchaser's redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

11.
Intellectual Property Rights

11.1.
The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by BITMAIN and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by BITMAIN and/or acquired by BITMAIN from any other person in performance of this Agreement shall be the exclusive property of BITMAIN and/or its Affiliates.

11.2.
Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Product

(s) shall remain the exclusive property of BITMAIN and/or its licensors. Except for licenses explicitly identified in BITMAIN's shipping confirmation or in this Clause 11.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of BITMAIN and/or its Affiliates or any Intellectual Property residing in the Product

(s) provided by BITMAIN to the Purchaser, including in any documentation or any data furnished by BITMAIN. BITMAIN grants the Purchaser a non-exclusive, non-transferrable, royalty-free and irrevocable license of BITMAIN and/or its Affiliates' Intellectual Property Rights to solely use the

Product(s) delivered by BITMAIN to the Purchaser for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event violate the Intellectual Property Rights of BITMAIN and/or its licensors.

11.3.
The Purchaser shall not illegally use or infringe the Intellectual Property Rights of the Product in any way. Otherwise, BITMAIN shall have the right to request the Purchaser to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating BITMAIN and/or its suppliers for all losses arising out of the infringement, etc.

I I .4. The Purchaser shall not use any technical means to disassemble, mapping or analyze the Products of BITMAIN that the Purchaser obtains publicly to retrieve relevant technical information of the Products and use it for commercial purposes. Otherwise, The Purchaser shall be liable for losses caused to BITMAIN in accordance with Clause 11.3.

11.5. If applicable, payment by the Purchaser of non-recurring charges to BITMAIN for any special designs, or engineering or production materials required for BITMAIN's performance of Orders for customized Product(s), shall not be construed as payment for the assignment from BITMAIN to the Purchaser of title to the design or special materials. BITMAIN shall be the sole owner of such special designs, engineering or production materials.

12.
Confidentiality and Communications

12.1.
All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom ("Confidential Information"), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.

13.
Term of this Agreement
13.1.
The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Agreement in advance.

13.2.
This Agreement shall be effective upon signing of this Agreement and shall remain effective up to and until the delivery of the last batch of Products.

14.
Notices

14.1.
All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Section 14.1.

14.2.
The following are the initial address of each Party:

If to the Purchaser:

Address: Attn: Phone: Email:

1200 West Platt St., Suite 100. Tampa FL 33606 Todd Liebel

+1(813)222-8996

TLiebel@lmfunding.com

If to BITMAIN:

Address: Attn: Phone: Email:

11/F., Wheelock House, 20 Pedder Street, Central, Hong Kong DUWEIYAN

87006776224

weiyan.du@bitmain.com

14.3.
All such notices and other communications shall be deemed effective in the following situations:

(i)
if sent by delivery in person, on the same day of the delivery;
(ii)
if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and
(iii)
if sent by electronic mail, at the entrance of the related electronic mail into the recipient's electronic mail server.

15.
Compliance with Laws and Regulations

15.1.
The Purchaser undertakes that it will fully comply with all Applicable Laws in relation to export and import control and Sanctions and shall not take any action that would cause BITMAIN or any of its Affiliates to be in violation of any export and import control laws or Sanctions. The Purchaser shall also be fully and exclusively liable for and shall defend, fully indemnify and hold harmless BITMAIN and/or its Affiliates from and against any and all claims, demands, actions, costs or proceedings brought or instituted against BITMAIN and/or its Affiliates arising out of or in connection with any breach by the Purchaser or the carrier of any Applicable Laws in relation to export and import control or Sanction.

15.2.
The Purchaser undertakes that the documents, materials, vouchers, order information, payment account information, credential numbers, mobile phone numbers, transaction instructions and so on provided by the Purchaser shall be true, correct, complete and effective, and the information does not contain any statement that is false or misleading.

15.3.
If there is any suspicious transaction, illegal transaction, risky transaction or other risky events of the Purchaser's account registered on BITMAIN's website, the Purchaser agrees that BITMAIN shall have the right to disclose the Purchaser's registration information, transaction information, identity information, logistics information upon the request of relevant judicial agencies, regulatory agencies or third-party payment institutions for investigation purpose. In addition, if necessary, the Purchaser shall provide further information upon BITMAIN's request.

15.4.
The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to the export control laws and regulations of all related countries, including but not limited to the Export Administration Regulations ("EAR") of the United States. Without limiting the foregoing, the Purchaser shall not, without receiving the proper licenses or license exceptions from all related governmental authorities, including but not limited to the U.S. Bureau of Industry and Security, distribute, re-distribute, export, re-export, or transfer any Product(s) subject to this Agreement either directly or indirectly, to any national of any country identified in Country Groups D:1 or E:1 as defined in the EARs. In addition, the Product(s) under this Agreement may not be exported, re exported, or transferred to (a) any person or entity for military purposes; (b) any person or entity listed on the "Entity List", "Denied Persons List" or the SDN List as such lists are maintained by the U.S. Government, or (c) an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons. The Purchaser further agrees that it will not do any of the foregoing in violation of any restriction, law, or regulation of the European Union or an individual EU member state that imposes on an exporter a burden equivalent to or greater than that imposed by the U.S. Bureau of Industry and Security.

15.5.
The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any anti-money laundering laws, any anti-corruption laws, and/or any counter-terrorist financing laws.

15.6.
The Purchaser warrants that the Product(s) have been purchased with funds that are from legitimate sources and such funds do not constitute proceeds of criminal conduct, or realizable property, or proceeds of terrorism financing or property of terrorist, within the meaning given in the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Chapter 65A) and the Terrorism (Suppression of Financing) Act (Chapter 325), respectively. If BITMAIN receives, including but not limited to investigation, evidence collection, restriction and other measures, from any competent organizations or institutions, the Purchaser shall immediately cooperate with BITMAIN and such competent organizations or institutions in the investigation process, and BITMAIN may request the Purchaser to provide necessary security if so required. If any competent organizations or institutions request BITMAIN to seize or freeze the Purchaser's Products and funds (or take any other measures), BITMAIN shall be obliged to cooperate with such competent organizations or institutions, and shall not be deemed as breach of this Agreement. The Purchaser understands that if any Person resident in Singapore knows or suspects or has reasonable grounds for knowing or suspecting that another Person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the Person will be required to report such knowledge or suspicion to the Suspicious Transaction Reporting Office, Commercial Affairs Department of the Singapore Police Force. The Purchaser acknowledges that such a report shall not be treated as breach of confidence or violation of any restriction upon the disclosure of information imposed by any Applicable Law, contractually or otherwise.

16.
Force Majeure

16.l. To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

16.2.
The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.

16.3.
Except in the case of an event of Force Majeure, neither party may terminate this Agreement prior to its expiry date.

16.4.
The Parties agree that, except for the prohibition of production and sale of Super Computing Server by the local government for BITMAIN, other related government actions shall not be deemed as Force Majeure.

17.
Entire Agreement and Amendment

This Agreement, constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

18.
Assignment

18.1.
BITMAIN may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without BITMAIN's prior written consent.

18.2.
This Agreement shall be binding upon and enure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

19.
Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

20.
Personal Data

Depending on the nature of the Purchaser's interaction with BITMAIN, some examples of personal data which BITMAIN may collect from the Purchaser include the Purchaser's name and identification information, contact information such as the Purchaser's address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

BITMAIN generally does not collect the Purchaser's personal data unless (a) it is provided to BITMAIN voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser's personal data to BITMAIN (the Purchaser's "authorized representative") after (i) the Purchaser (or the Purchaser's authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser's authorized representative) has provided written consent to the collection and usage of the Purchaser's personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. BITMAIN shall seek the Purchaser's consent before collecting any additional personal data and before using the Purchaser's personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

21.
Conflict with the Terms and Conditions

In the event of any ambiguity or discrepancy between the Clauses of this Agreement and the Terms and Conditions from time to time, it is intended that the Clauses of this Agreement shall prevail and the Parties shall comply with and give effect to this Agreement.

22.
Governing Law and Dispute Resolution

22.1.
This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong.

22.2.
Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement shall be
•
referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center under the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted. The decision and awards of the arbitration shall be final and binding upon the parties hereto.

23.
Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

24.
Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

25.
Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

26.
Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

27.
Liquidated Damages Not Penalty

It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

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Signed for and on behalf of BITMAIN

BITMAIN Technologies Limited

Signature /s/ Zhan Zetuan

Title director

Signed for and on behalf of the Purchaser

LM Funding America, Inc.

Signature /s/ Richard Russell

Title: CFO

APPENDIX A

I. Products:

I. I. The information (including but not limited to the quantity, rated hashrate, estimated unit price (" Unit Price"), estimated total price("Total Price (One Item)"), total price for all the items ("Total Purchase Price") of Products to be purchased by Party B from Party A is as follows ("Products"):

1.1. l Product Type

Type	Details
Product Name	HASH Super Computing Server, Sl9j Pro
Rated hashrate / unit(TH/s)	100.00 TH/s
Rated power / unit(W)	2,950.00
J/(TH/s)@25 environment temperature (J/(TH/s))	29.5
Description
1.
BITMAIN undertakes that the error range of "J/(TH/s)@25 degrees Celsius environment temperature"does not exceed 10%.
2.
"Rated hashrate / unit" and "rated power/ unit" are for reference only and may defer from each batch or unit. BITMAIN makes no representation on "Rated hashrate / unit" and "rated power/ unit".
3.
Purchaser shall not reject the Products on the grounds that the parameters of the delivered Products are not in consistence with the reference indicators.

1.1.2
Price, quantity and delivery:

Batch	Product Name	Shipping Schedule	Reference Quantity	Total Rated Hashrate (TH/s)	Estimated Price (USO$/ (TH/s))	Estimated Unit Price (US$)	Estimated Total Price (US$)
SALE- 0711-2022- Sl 9j Pro-01	HASH Super Computing Server	2022-08	0	0.00	***	***	0.00
SALE-	HASH

0711-2022- Sl9j Pro-02	Super Computing Server	2022-09	0	0.00	***	***	0.00
SALE- 0711-2022- Sl9j Pro-03	HASH Super Computing Server	2022-10	400	40,000.00	***	***	1,260,000.OI
SALE- 0711-2022- S19j Pro-04	HASH Super Computing Server	2022-11	0	0.00	***	***	0.00
SALE- 0711-2022- Sl9j Pro-05	HASH Super Computing Server	2022-12	0	0.00	***	***	0.00

1.1.3
Total price of the Products listed above:

Total Purchase Price (tax exclusive): US$ 1,260,000.00 Tax: US$ 0.00

Total Purchase Price (tax inclusive): US$ 1,260,000.00

1.2.
Both Parties confirm and agree that BITMAIN may adjust the total quantity based on the total hashrate provided that the total hashrate of the Product(s) actually delivered by BITMAIN to the Purchaser shall not be less than the total rated hashrate agreed in Article 1.1 of this Appendix A. BJTMAIN makes no representation that the quantity of the actually delivered Products shall be the same as the quantity set forth in Article 1.1. of this Appendix A.

1.3.
In the event that BITMAIN publishes any new type of products with less J/(TH/s) value and suspends the production of the type of the Products as agreed in this Agreement, BITMAIN shall be entitled to release itself from any future obligation to deliver any subsequent Products by 10-day prior notice to the Purchaser and continue to deliver new types of Products, the total rated hashrate of which shall be no less than such subsequent Products cancelled under this Agreement and the price of which shall be adjusted in accordance with the J/(TH/s) value. In the event that the Purchaser explicitly refuses to accept new types of Products, the Purchaser is entitled to request for a refund of the remaining balance of the purchase price already paid by the Purchaser together with an interest at

0.0333% per day on such balance for the period from the next day following the payment date of such balance to the date immediately prior to the date of request of refund. If the Purchaser accepts the new types of Products delivered by BITMAIN, BITMAIN shall be obliged to deliver such new types of Products to fulfill its obligations under this Agreement. The Purchaser may request to lower the actual total hashrate of the Products delivered but shall not request to increase the actual total hashrate to the level exceeding the total rated hashrate as set out in this Agreement. After BITMAIN publishes new types of Products and if BITMAIN has not suspended the production of the types of Products under this Agreement, BITMAIN shall continue to delivery such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that BITMAIN has published new type(s) of Products.

2.
Cargo insurance coverage limitations:

The cargo insurance coverage provided by BITMAIN is subject to the following limitations and exceptions:

Exclusions:

-
loss damage or expense attributable to willful misconduct of the Assured
-
ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject- matter insured
-
loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this Clause, "packing" shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the Assured or their servants)
-
loss damage or expense caused by inherent vice or nature of the subject-matter insured - loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable)
-
loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel
-
loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter.
-
Loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject-matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein.
-
The Underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness.

-
Loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war.
-
Loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes, lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.

3.
BITMAIN's BANK ACCOUNT info:

Company Name: BITMAIN Technologies Limited

Company address: FLAT/RM Al 11/F SUCCESS COMMERCIAL BUILDING 245-251 HENNESSY ROAD HK

Account No.: 1503225561 Bank name: Signature Bank

Bank address: 565 Fifth Avenue New York NY 10017,US Swift Code: SIGNUS33XXX

ABA CODE: 026013576 (for US local payment)

4.
The payment shall be arranged by the Purchaser as Appendix B.

5.
Without prejudice to the above, the unit price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USO. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USO and the cryptocurrency selected shall be determined and calculated as follows: (1) in the event that the Purchaser pays for any order placed on BITMAIN's official website (the "Website",http://www. bitmain.com) which is valid and has not been fully paid yet, the exchange rate between the USO and the cryptocurrency fixed in such placed Order shall apply, or (2) in any other case, the real time exchange rate between the USO and the cryptocurrency displayed on the Website upon payment shall apply. The exchange rate between the USO and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

APPENDIXB

Payment Percentage	Payment Date	Note
50.00%	seven (7) days after signing of this Agreement	50.00% of the Total Purchase Price
0.00%	Five (5) months prior to the shipment	0.00% per month of a single batch
Remaining 50.00%	Sixteen (16) days prior to the shipment	50.00% per month of a single batch